                                                                  EXHIBIT (d)(i)


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               U.S. REALTEL, INC.

                            CYPRESS MERGER SUB, INC.

                                       AND

                          CYPRESS COMMUNICATIONS, INC.

                                   DATED AS OF

                                JANUARY 10, 2002
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                                Table of Contents

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ARTICLE I THE OFFER AND MERGER............................................................   2

         Section 1.1       The Offer......................................................   2

         Section 1.2       Company Actions................................................   3

         Section 1.3       Directors......................................................   5

         Section 1.4       The Merger.....................................................   6

         Section 1.5       Effective Time.................................................   7

         Section 1.6       Closing........................................................   7

         Section 1.7       Certificate of Incorporation; By-Laws..........................   7

         Section 1.8       Directors and Officers of the Surviving Corporation............   7

         Section 1.9       Subsequent Actions.............................................   7

         Section 1.10      Shareholders' Meeting..........................................   8

         Section 1.11      Merger Without Meeting of Shareholders.........................   9

ARTICLE II CONVERSION OF SECURITIES.......................................................   9

         Section 2.1       Conversion of Capital Stock....................................   9

         Section 2.2       Exchange of Certificates Paying Agent..........................   9

         Section 2.3       Dissenting Shares..............................................  11

         Section 2.4       Company Stock Option Plans.....................................  11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................  12

         Section 3.1       Organization; Qualification....................................  12

         Section 3.2       Subsidiaries and Affiliates....................................  13

         Section 3.3       Capitalization.................................................  13

         Section 3.4       Authorization; Validity of Agreement; Company Action...........  15

         Section 3.5       Vote Required..................................................  15

         Section 3.6       Consents and Approvals; No Violations..........................  15

         Section 3.7       SEC Reports and Financial Statements...........................  16

         Section 3.8       Books and Records..............................................  16

         Section 3.9       No Undisclosed Liabilities.....................................  16
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         Section 3.10      Absence of Certain Changes.....................................  17

         Section 3.11      Litigation.....................................................  17

         Section 3.12      Employee Benefit Plans.........................................  17

         Section 3.13      Tax Matters; Government Benefits...............................  20

         Section 3.14      Title to Properties............................................  21

         Section 3.15      Environmental Laws.............................................  22

         Section 3.16      Bank Accounts..................................................  22

         Section 3.17      Intellectual Property..........................................  22

         Section 3.18      Employment Matters.............................................  23

         Section 3.19      Compliance with Laws; Licenses and Permits.....................  23

         Section 3.20      Contracts and Commitments......................................  24

         Section 3.21      Customers......................................................  24

         Section 3.22      Insurance......................................................  24

         Section 3.23      Information Supplied...........................................  25

         Section 3.24      Opinion of Financial Advisor...................................  25

         Section 3.25      Rights Agreement...............................................  25

         Section 3.26      Absence of Questionable Payments...............................  26

         Section 3.27      Brokers or Finders.............................................  26

ARTICLE IV REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER...................................................................  26

         Section 4.1       Organization...................................................  26

         Section 4.2       Authorization; Validity of Agreement; Necessary Action.........  26

         Section 4.3       Consents and Approvals; No Violations..........................  27

         Section 4.4       Information Filed and Supplied.................................  27

         Section 4.5       Sufficient Funds; Solvency.....................................  28

         Section 4.6       Share Ownership................................................  28

         Section 4.7       Purchaser's Operations.........................................  28

         Section 4.8       Brokers or Finders.............................................  28

         Section 4.9       Litigation.....................................................  29
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                                       ii
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ARTICLE V COVENANTS.......................................................................  29

         Section 5.1       Interim Operations of the Company..............................  29

         Section 5.2       Access; Confidentiality........................................  32

         Section 5.3       Reasonable Best Efforts........................................  32

         Section 5.4       Employee Benefits..............................................  33

         Section 5.5       No Solicitation of Competing Transaction.......................  34

         Section 5.6       Publicity......................................................  36

         Section 5.7       Notification of Certain Matters................................  36

         Section 5.8       Directors' and Officers' Insurance and Indemnification.........  36

         Section 5.9       State Takeover Laws............................................  37

         Section 5.10      Purchaser Compliance...........................................  38

         Section 5.11      [Intentionally omitted]........................................  38

         Section 5.12      Section 16 Matters.............................................  38

         Section 5.13      Other Purchases................................................  38

         Section 5.14      Working Capital Calculation....................................  38

ARTICLE VI CONDITIONS.....................................................................  38

         Section 6.1       Conditions to Each Party's Obligation to Effect the Merger.....  38

ARTICLE VII...............................................................................  39

         Section 7.1       Termination....................................................  39

         Section 7.2       Effect of Termination..........................................  40

         Section 7.3       Termination Fees and Expenses..................................  41

ARTICLE VIII DEFINITIONS AND INTERPRETATION...............................................  42


         Section 8.1       Definitions....................................................  42

         Section 8.2       Interpretation.................................................  50

ARTICLE IX MISCELLANEOUS..................................................................  51

         Section 9.1       Amendment and Modification.....................................  51

         Section 9.2       Nonsurvival of Representations and Warranties..................  51

         Section 9.3       Notices........................................................  51
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                                       iii
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         Section 9.4       Counterparts...................................................  53

         Section 9.5       Entire Agreement; No Third Party Beneficiaries.................  53

         Section 9.6       Severability...................................................  53

         Section 9.7       Governing Law..................................................  54

         Section 9.8       Enforcement....................................................  54

         Section 9.9       Time of Essence................................................  54

         Section 9.10      Extension; Waiver..............................................  54

         Section 9.11      Assignment.....................................................  54
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                                       iv

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2002 by and among U.S. REALTEL, INC., a Delaware corporation ("Parent"), CYPRESS MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser") and CYPRESS COMMUNICATIONS, INC., a Delaware corporation (the "Company"). As used in this Agreement, capitalized terms have the meanings ascribed to them in SECTION 8.1.

                  WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all of the issued and outstanding shares of common stock, $0.001 par value, of the Company, and associated rights to purchase shares of Series Z Preferred Stock $0.001 par value of the Company, for $3.50 per Share, net to the seller in cash; and

                  WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company have approved this Agreement and the Merger following the Offer in accordance with the General Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Company Board of Directors has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger;

                  WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, each of the Major Shareholders, concurrently herewith, is entering into a Shareholders' Agreement dated as of the date hereof, with Parent and Purchaser, and pursuant to which the Major Shareholders are agreeing, among other things, to tender a portion of the Shares held by them in the Offer, to grant Parent an option to purchase such Shares and to grant Parent a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Shareholders' Agreements.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I
                              THE OFFER AND MERGER

         Section 1.1       The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 7.1 herein and none of the events set forth in ANNEX A shall have occurred and be existing, as promptly as practicable (but in no event later than ten (10) days after the public announcement of the execution of this Agreement), Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) a cash tender offer to acquire all of Shares at the Offer Price. Subject to the Minimum Condition, the conditions set forth in
         ARTICLE 6 hereof and subject to the other conditions set forth in ANNEX A hereto, Purchaser shall consummate the Offer in accordance with its terms and to accept for payment and promptly pay for Shares tendered pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law. The Offer shall be made by means of the Offer to Purchase and shall be subject to the Minimum Condition and the other conditions set forth in ANNEX A hereto (collectively, the "Offer Conditions") and shall reflect, as appropriate, the other terms set forth in this Agreement.

                  (b) Purchaser expressly reserves the right to modify the terms and conditions of the Offer, except that, without the written consent of the Company neither Parent nor Purchaser shall (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration, (iv) decrease the number of Shares sought, or (v) amend or impose any other condition of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company (x) increase the amount it offers to pay per Share in the Offer, and, in connection therewith, extend the period of the Offer to the extent required by law, (y) extend the Offer for a period not to exceed ten
         (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than ninety percent (90%) of the outstanding Shares and (z) from time to time, in its sole discretion, extend the expiration date if on the initial scheduled expiration date of the Offer, which shall be the date which is twenty (20) business days after the date the Offer is commenced, all conditions to the Offer will not have been satisfied or waived. Purchaser shall extend the Offer from time to time until a date which is not more than sixty (60) business days after commencement of the Offer if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, the conditions to the Offer set forth in ANNEX A shall not have been satisfied or waived. Any extensions of the period of the Offer shall be subject to termination of this Agreement pursuant to Section 7.1. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer. Except as otherwise required by the Shareholders' Agreement, the Company's stockholders shall retain their withdrawal rights during any extension of the Offer or subsequent offering period.

                  (c) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer. The Schedule TO will contain or incorporate by reference the Offer to

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         Purchase and a form of letter of transmittal, summary advertisement and other ancillary Offer documents. Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding the foregoing, Parent and Purchaser shall, at a minimum, disseminate the Offer Documents by (i) delivery of the Offer Documents to the beneficial holders of the Shares in compliance with Rule 14d-4(a)(3) promulgated under the Exchange Act and (ii) summary publication appearing in The Wall Street Journal or similar newspaper with national circulation, in compliance with Rule 14d-4(a)(2) promulgated under the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. Parent and Purchaser will provide the Company and its counsel in writing with any comments or other communications, whether written or oral, Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, promptly after the receipt of such comments or other communications, and to consult with the Company and its counsel prior to responding to any such comments or other communications.

                  (d) The parties agree that the Offer Conditions are for the sole benefit of Purchaser and, except as provided in SECTION 1.1(B), may be asserted by Purchaser regardless of the circumstances giving rise to such Offer Condition or may be waived by Purchaser, in whole or in part, at any time and from time to time, in its sole discretion; provided however, that neither Purchaser nor Parent may assert the nonsatisfaction of any Offer Condition if such nonsatisfaction is the result of Purchaser or Parent's breach of any representation, warranty, agreement or covenant contained herein. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         Section 1.2       Company Actions.

                  (a) The Company hereby approves and consents to the Offer and represents to Parent and Purchaser that the Board of Directors, at a meeting duly called and held, has, by the unanimous action of each director voting at such meeting (i) determined that each of the Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the Transactions, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement, the Merger and the other Transactions, and (v) consented to the transfer to Purchaser of all such Shares, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Merger and the other Transactions by the Company Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL and the provisions of the Rights Agreement do not apply to this Agreement or the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

                  (b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which shall, subject to the provisions of SECTION 5.5(B), contain the recommendation referred to in clause (iii) of SECTION 1.2(A). At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the
         Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications, and to consult with Parent and its counsel prior to responding to any such comments or other communications.

                  (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including, but not limited to, lists of holders of the Shares, updated daily, and their addresses, mailing labels and lists of security positions) and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company promptly deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.3       Directors.

                  (a) Parent shall be entitled to designate such number of directors, rounded up to the next whole number, of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The Directors so designated by Parent shall take office immediately after (i) the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries owns beneficially at least a majority of then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later. In furtherance thereof, the Company shall, upon request of the Parent and to the extent permissible pursuant to the Company's certificate of incorporation and bylaws, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board, and the Company shall take all reasonable actions available to the Company to cause such designees of Parent to be so elected or appointed at such time. In accordance with the Company's certificate of incorporation, such designees shall be elected or appointed into such classes as to cause the number of directors in each class to be as nearly equal as possible. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute the same Board Fraction of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under
         SECTION 1.3(A), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's Board of Directors immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries owns beneficially at least a majority of then outstanding Shares. At least 30 days prior to the Appointment Date, Parent or Purchaser will supply the Company all information with respect to either of them and their nominees, officers, directors and Affiliates required to be disclosed by such Section 14(f) and Rule 14f-1 and such other information about such persons as the Company may reasonably request under the circumstances, including without limitation a customary director's and officer's questionnaire. The provisions of this SECTION 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                  (c) In the event that Parent's designees are elected or appointed to the Company's Board of Directors, until the Effective Time, the Company's Board shall have at least two directors who are Independent Directors, provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for the purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, Affiliates or Associates of Parent or Purchaser, and such person shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company Board of Directors, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver materially and adversely affects holders of Shares other than Parent or Purchaser, or (iii) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board of Directors.

                  (d)      Notwithstanding anything herein to the contrary:

                           (i)      The obligations of the Company under this
                  SECTION 1.3 are in all cases subject to the faithful and diligent exercise of the Company Board's fiduciary duties to the Company's stockholders. Accordingly, the Company is not obligated to use its best efforts to cause the appointment by the Company Board of any designee of Parent or Purchaser in the event that such designee: (A) does not meet the qualifications for directors under applicable law or the Company's Bylaws; (B) has been convicted of, pled guilty or nolo contendere to, or has confessed to any felony or any act of fraud, misappropriation or embezzlement; (C) has tested positive for illegal drugs; or (D) has been the subject of any of the proceedings described in Item 401(f) of Regulation S-K promulgated under the Exchange Act during at least the past five years.

                           (ii) The Company is not obligated to use its best efforts to cause any Company Board appointments or resignations that would result in the Company Board failing to meet the requirements for independent directors or audit committee membership under NASDAQ listing standards.

         Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this SECTION 1.4. The Merger shall have the effects specified in the DGCL. If at any time prior to the Closing Date Parent notifies the Company that it desires for the Company to be merged with and into Purchaser (in lieu of Purchaser merging with and into the Company), the Company, Parent and Purchaser will promptly negotiate in good faith an amendment to and restatement of this

Agreement which provides for such changes to this Agreement as are necessary or appropriate to effectuate such merger (and upon finalization thereof, the parties will promptly enter into such amendment and restatement).

         Section 1.5 Effective Time Parent, Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.


         Section 1.6 Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree St., NE, Atlanta, Georgia 30309 or at such other time and place as the parties mutually agree.

         Section 1.7 Certificate of Incorporation; By-Laws. Pursuant to the Merger, (a) the certificate of incorporation of the Company, shall be amended in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows:

                  "FIRST: The name of the corporation is Cypress Communications, Inc."

and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (b) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws.

         Section 1.8 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Company Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

         Section 1.9 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.10      Shareholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                           (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                           (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders, provided that no amendment or supplement to such Proxy or information statement will be made by the Company without consultation with Parent and its counsel;

                           (iii)    include in the Proxy Statement the
                  recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement;

                           (iv) use commercially reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger.

                  (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other Subsidiaries or Affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of this Agreement.

         Section 1.11 Merger Without Meeting of Shareholders. Notwithstanding SECTION 1.10, in the event that Parent, Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent and subject to ARTICLE VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

                  (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with SECTION 2.1(B) and other than any Dissenting Shares) shall be converted into the right to receive the Merger Consideration, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in SECTION 2.2. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect to such shares except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with
         SECTION 2.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

         Section 2.2       Exchange of Certificates Paying Agent.

                  (a) Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to SECTION 2.1(C). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to SECTION 2.1(C). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
         SECTION 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this SECTION 2.2. All cash paid upon surrender of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

                  (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

                  (d) Termination of Fund; No Liability. At any time following three (3) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the

         Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3       Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive cash pursuant to SECTION 2.1, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

                  (b) Notwithstanding the provisions of SECTION 2.3(A), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in SECTION 2.1(C), without interest, upon surrender of the certificate or certificates representing such Shares pursuant to SECTION 2.2.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

         Section 2.4       Company Stock Option Plans.

                  (a) At the Effective Time, each outstanding and unexercised option to purchase Shares (a "Company Option") pursuant to those certain Cypress Communications, Inc. 1997 Management Option Plan (the "1997 Plan") and that certain 2000 Stock Option and Incentive Plan of the Company (the "2000 Plan", and together with the 1997 Plan, collectively (the "Company Option Plans") or pursuant to other compensatory option plans or agreements set forth in the Disclosure Schedule, whether vested or unvested, shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Company Option, the "Cash Amount" with respect to such Company Option. The "Cash Amount" for any Company Option shall equal the product of: (1) the excess, if any, of the Offer Price over the exercise price per Share of such Company Option and (2) the number of Shares underlying such Company Option. The Company shall take all reasonable actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this SECTION 2.4 no later than immediately prior to the Effective Time. Except as may be otherwise agreed to by Parent or Purchaser and the Company, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted and (C) except for Company Warrants, no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any subsidiary thereof. The Company and Parent agree that the Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options (other than Company Warrants).

                  (b) All warrants and other Equity Interests of the Company, other than Company Options (which shall be subject to the provisions of SECTION 2.4(A) above) and the Company Warrants, shall be canceled as of the Closing Date at a nominal price or as otherwise agreed by Purchaser. At or before the Effective Time, the Company shall use commercially reasonable efforts to take all actions, in a manner reasonably satisfactory to Parent, necessary or advisable to give effect to the foregoing provisions of this SECTION 2.4.

                  (c) As soon as practicable, and in no event greater than five Business Days following, the Effective Time, Parent shall cause to be mailed to the holder of each Company Option, the Cash Amount payable with respect to such Company Option to such holder pursuant to SECTION 2.4(A) hereof.

                  (d) The Company represents and warrants that all the Stock Option Plans provide that either (i) the Company can take the actions described in SECTION 2.4(A) without obtaining the consent of any holders of Options or (ii) if such consent is required, the Company will obtain such consents and provide evidence thereof to Parent at least ten (10) days prior to the initial expiration of the Offer.

                  (e) Each of the "Restricted Stock Awards" (as defined in the 2000 Plan) and disclosed pursuant to SECTION 3.3(B) shall vest and all transfer and other restrictions on such Restricted Stock Awards shall terminate effective immediately prior to the initial expiration date of the Offer to permit the holders of such Restricted Stock Awards to tender the Shares subject to such Restricted Stock Awards in the Offer.

                                  ARTICLE III
                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

                  Except as set forth in the Company SEC Documents or in the Disclosure Schedule prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof, the Company represents and warrants to Parent and Purchaser that all of the statements contained in this
ARTICLE III are true and correct in all material respects as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Appointment Date as though made on the Appointment Date.

         Section 3.1 Organization; Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) except as set forth in the Disclosure

Schedule, is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership or lease of property or the conduct of its business requires such qualification, except in any such case where such failure would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.2 Subsidiaries and Affiliates. The Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except for the Subsidiaries or as set forth in the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens of any kind and is validly issued, fully paid and nonassessable, and there are no outstanding Options of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction listed opposite the name of such Company Subsidiary in the Disclosure Schedule which are the only jurisdictions in which ownership or lease of property or the conduct of its business requires such qualification except where such failure would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and by-laws of each Company Subsidiary, as presently in effect.

         Section 3.3       Capitalization.

                  (a) The authorized capital stock of the Company consists of One Hundred Seventy One Million (171,000,000) shares of capital stock of which (i) One Hundred Fifty Million (150,000,000) are designated as common stock, par value $.001 per share (the "Common Stock") and (ii) One Million (1,000,000) shares are designated as Series Z Preferred Stock, par value $.001 per share (the "Series Z Stock") and (iii) Twenty Million (20,000,000) shares designated as undesignated preferred stock, par value $.001 per share. As of the date hereof, (a) 4,925,768 shares of Common Stock (including without limitation all awards of restricted Common Stock) are issued and outstanding, (b) no shares of Common Stock are issued and held in the treasury of the Company, (c) 1,000,000 shares of Series Z Stock are reserved for issuance pursuant to the Rights Agreement ("Company Rights"), none of which are issued and outstanding, (d) 1,037,395 shares of Common Stock are reserved for issuance upon exercise of Company Options under the Company Stock Option Plans, and (e) 1,485,000 shares of Common Stock are reserved for issuance upon exercise of Company Warrants. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and the Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock or Voting Debt of the Company authorized, issued or outstanding; (ii) there are no existing Options obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such Option and
         (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

                  (b) The Disclosure Schedule sets forth the following information:

                           (i) all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares;

                           (ii) a complete and accurate list of all holders of Company Options outstanding as of December 31, 2001 under the Company Option Plans, indicating with respect to each such Stock Option the employment status (e.g., employee or consultant) of the holder thereof, the number of Shares subject to each such Stock Option, the exercise price, the date of grant, the expiration date and the vesting schedule for any such options, including the extent to which any such vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger; and

                           (iii) the number of shares of Common Stock reserved for future issuance pursuant to the warrants exercisable for Common Stock outstanding as of the date of this Agreement as set forth in the Disclosure Schedule (such warrants, the "Company Warrants").

                  (c) The Company has made available to Parent and Purchaser true and complete copies of all Company Option Plans and the forms of all stock option agreements evidencing Company Options granted under the Company Option Plans or otherwise, all agreements under which any Company Warrants and Company Rights were issued or are issuable and all agreements governing unvested shares of Common Stock and the vesting thereof.

         Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by the Company Board of Directors and, except for obtaining the approval of its stockholders as contemplated by SECTION 1.10, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. Without limiting the generality of the preceding sentence, the board of directors of the Company (at a meeting duly called and held) has by the unanimous vote of the directors voting at such meeting (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, (iii) recommended (x) the adoption of this Agreement, (y) that the Company's stockholders accept the Offer and tender their Shares and (z) the approval of the Merger by the Company's stockholders and directed that this Agreement be submitted for consideration by the Company's stockholders at a meeting of the Company's stockholders, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Merger and the other transactions contemplated by this Agreement or the Company Voting Agreements not to be subject to the restrictions set forth in any state takeover law (including
Section 203 of the DGCL) or similar law that might otherwise apply or the Rights Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, this Agreement is a valid and binding obligation of the Company, subject to general equity principles, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

         Section 3.5 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger.

         Section 3.6 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the DGCL, or as otherwise disclosed in the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.7 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. Except as set forth in the Disclosure Schedules, each of the Company SEC Documents was filed on a timely basis. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal year-end adjustments.

         Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act. The minute books of the Company contain all minutes of meetings held of, and accurate and complete records of corporate action taken by, the stockholders, the Company Board of Directors and committees of the Company Board of Directors.

         Section 3.9 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and the notes thereto or in the Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, (c) the Transaction Liabilities, and (d) liabilities and obligations that are not required to be set forth in the Financial Statements under GAAP or the published rules and regulations of the SEC with respect thereto, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner. The Disclosure Schedule contains a good-faith estimate of the Transaction Liabilities made as of the date of this Agreement.

         Section 3.10 Absence of Certain Changes. Since the Balance Sheet Date, except as described in the Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, (i) the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (iii) the Company has not taken any action which would have been prohibited under SECTION
5.1 if such section applied to the period between the Balance Sheet Date and the date of execution of this Agreement.

         Section 3.11 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, in any such case, which individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions; nor to the Company's knowledge is there any valid basis for any such action, proceeding or investigation. Neither Company nor any Company Subsidiary is subject to any judgment, order or decree, which individually of in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

         Section 3.12 Employee Benefit Plans. Except as set forth in the Disclosure Schedule:

                  (a) The Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment agreement (including prospective severance or termination agreement); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any material additional employee benefit plan or materially modify or change any existing Plan, other than as required by applicable law.

                  (b) The Company has heretofore made available to Purchaser true and complete copies of each Plan and any amendments thereto (or if a Plan is not a written

         Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the past three (3) years, the most recently available Form 5500 annual report, all material agreements with service providers and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code.

                  (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due) and other than such liability or condition which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Insofar as the representation made in this SECTION 3.12(C) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five year period ending on the last day of the most recent plan year ended prior to the Closing Date.

                  (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.

                  (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, then current value of the assets of such plan allocable to such accrued benefits.

                  (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Title IV Plan on or prior to the Closing Date have been timely made.

                  (g) No Title IV Plan is a "multiemployer pension plan or welfare plan," as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

                  (h) To the Company's knowledge, neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

                  (i) Each Plan and the related trusts subject to ERISA comply in all material respects and have been administered in compliance in all material respects with (i) the provisions of ERISA,
         (ii) the provisions of the Code applicable to secure the intended tax consequences, (iii) all applicable state and federal securities laws and (iv) all other applicable laws, rules, regulations and collective bargaining agreements, in each case where the failure to be in such compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice from any governmental agency or instrumentality questioning or challenging such compliance.

                  (j) Each Plan that is an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service that such Plan is qualified; or, in the event the Plan is in the form of a standardized prototype plan, the sponsoring organization has received a current letter from the Internal Revenue Service approving the prototype plan as to form; and the Company knows of no condition or event that could reasonably be expected to adversely affect the qualified status of the Plan.

                  (k) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (l) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, except for compensation under the Company Option Plans and restricted stock awards.

                  (m) There is no pending or, to the knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, audit, or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Plan in each case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  (n) The Company has accrued on its Financial statements an amount calculated in accordance with GAAP with respect to all material incurred but unreported claims under any group health Plan.

                  (o) To the Company's knowledge, each group health Plan is substantially current with respect to the payment of proper and reported claims.

                  (p) One or more policies of stop loss insurance are in effect which insure the Company (or any ERISA Affiliate that sponsors a group health Plan against claims under a group health Plan that exceed individual or aggregate claims, copies of which stop loss insurance policies have been made available to Parent.

                  (q) The Company's records accurately reflect its employees' employment histories, including their hours of service and years of vesting and eligibility service.

                  (r) All contributions and payments made or accrued with respect to all Plans are deductible under Sections 404 or 162 of the Code and, if not made, are properly reflected on the Financial Statements of the Company or the Balance Sheet.

         Section 3.13 Tax Matters; Government Benefits. Except as otherwise described in the Disclosure Schedule:

                  (a) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns that are required to be filed excluding only such Tax Returns as to which any failure to file does not have a Material Adverse Effect and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All material Taxes owed and due by the Company and all Company Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements or the Balance Sheet. Since the Balance Sheet Date, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received written notice of any Claim made by an authority in a jurisdiction where neither the Company nor any Company Subsidiary file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction, in any such case as would be reasonably likely to have a Material Adverse Effect.

                  (b) The Internal Revenue Service has not asserted any material deficiencies that have not been resolved or fully paid with respect to the federal income Tax Returns of the Company and its Subsidiaries for any period (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired). Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any Taxes or Tax Returns of the Company or of any Company

         Subsidiary which would be reasonably likely to have a Material Adverse Effect. No written notification has been received by the Company or by any Company Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. There is no dispute or Claim concerning any Tax liability of the Company, or any Company Subsidiary either claimed or raised by any taxing authority in writing which would be reasonably likely to have a Material Adverse Effect.

                  (d) No amount paid or payable by the Company or any of its Subsidiaries in connection with the Transactions, including without limitation accelerated vesting of Options, will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (e) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

                  (f) No taxing authority is asserting or threatening to assert a Claim against the Company or any Company Subsidiary under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law which would be reasonably likely to have a Material Adverse Effect.

                  (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

                  (h) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or to the Company's knowledge has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

         Section 3.14 Title to Properties. Except as set forth in the Disclosure Schedule, each of the Company and the Company Subsidiaries has good title to all the material properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased by the Company and the Company Subsidiaries since the date of the Balance Sheet, free and clear of all liens securing indebtedness for money borrowed.

         Section 3.15 Environmental Laws. Except as disclosed in the Company SEC Documents or as described in the Disclosure Schedule (a) the Company and each Company Subsidiary are in compliance in all material respects with all material Environmental Laws, and including, but not limited to, compliance in such respects with any required permits or other governmental authorizations or the terms and conditions thereof; (b) neither the Company nor any Company Subsidiary has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company any Company Subsidiary or for which the any of them is known to be responsible, and there is no pending or, to the Company's knowledge, threatened Environmental Claim, except where such Environmental Claim would not have a Material Adverse Effect; and (c) to the Company's knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Material Adverse Effect. All permits and other governmental authorizations currently held by the Company and the Company Subsidiaries pursuant to any Environmental Laws are identified in the Disclosure Schedule.

         Section 3.16 Bank Accounts. The Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         Section 3.17 Intellectual Property. To the Company's knowledge, except as otherwise set forth in the Disclosure Schedule, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses rights to use the Company Intellectual Property. To the knowledge of the Company, except as described in the Disclosure Schedule, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property. To the Company's knowledge, except as described in the Disclosure Schedule, the conduct of the business of the Company and the Company Subsidiaries and the Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property, in each case except for such as would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending.


         Section 3.18       Employment Matters.

                  (a) The Disclosure Schedule sets forth a true and complete list of: the names and current salaries of all directors and elected and appointed officers of each of the Company and the Company Subsidiaries, the number of shares of the Company Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons; the wage rates for non-salaried and non-executive salaried employees of each of the Company and the Company Subsidiaries by classification, and all labor union contracts; and all group insurance programs in effect for employees of each of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in default with respect to any of its obligations referred to in the preceding sentence, except for such defaults as would not be reasonably likely to have a Material Adverse Effect.

                  (b) Neither the Company nor any Company Subsidiary has experienced any strikes, collective labor grievances, other collective bargaining disputes or Claims of "unfair labor practices" (as defined under applicable labor laws) in the last five (5) years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

                  (c) The Company (i) has been since its date of organization, and currently is, in compliance with all federal, state and local laws, rules, regulations and orders affecting employment and employment practices applicable thereto, including, without limitation, those regulations promulgated by the Equal Employment Opportunity Commission and those relating to terms and conditions of employment and wages and hours, except for such noncompliance as would not be reasonably likely to have a Material Adverse Effect, and (ii) has not materially violated, and is not in material violation of, the federal WARN Act.

         Section 3.19       Compliance with Laws; Licenses and Permits.

                  (a) The Company and its Subsidiaries are in compliance with all applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company and its Subsidiaries, and no notice, charge, Claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any such violation, except for any matter otherwise covered by this sentence which does not have and would not reasonably be expected to have a Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Material Adverse Effect.

                  (b) Except where the failure to comply with any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (i) the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") and (ii) all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened.

         Section 3.20      Contracts and Commitments.

                  (a) The Disclosure Schedule sets forth a list (as of the date of this Agreement) of all Company Agreements (i) material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, and having, as to any one such Company Agreement, a value to the Company in excess of $100,000, or (ii) which represent an obligation or liability of the Company or any Company Subsidiary for the payment of an amount in excess of $50,000 per year, other than those terminable on 30 days' or less notice by the Company or Company Subsidiary without penalty or other financial obligation or (iii)(A) under which the Company or any Company Subsidiary has advanced or loaned any Person (including any employee, officer, director or Affiliate) an amount in excess of $10,000, (B) under which the Company or any Company Subsidiary has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any Company Subsidiary's properties or assets, or (C) containing non-compete covenants by the Company or any Company Subsidiary (collectively, the "Material Company Agreements"). The Company has made available to Parent a correct and complete copy of each Material Company Agreement listed in the Disclosure Schedule.

                  (b) Except as set forth in the Disclosure Schedule, (i) each of the Material Company Agreements are valid, binding and enforceable in accordance with their terms, subject to general equity principles, and are in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally, (ii) there are no existing defaults by the Company or any Company Subsidiary thereunder, and (iii) no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Company or any Company Subsidiary thereunder, except, with respect to clauses (ii) and (iii) of this
         SECTION 3.20(B), where such default or event of default, individually or in the aggregate with any other defaults or events of default, does not constitute and could not reasonably be expected to have a Material Adverse Effect.

         Section 3.21 Customers. There has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than 5% of the Company's sales (on a consolidated basis) for the twelve-month period ending December 31, 2001.

         Section 3.22 Insurance. The Disclosure Schedule contains an accurate and complete list of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Company Subsidiary and copies of all such policies have been made available to Purchaser. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date of the Closing have been paid or reserved, and no notice of cancellation or termination has been received with respect to any such policy.

         Section 3.23       Information Supplied.

                  (a) Schedule 14D-9. The information supplied in writing by the Company expressly for inclusion in the Offer Documents and the
         Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The
         Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, Notwithstanding the foregoing provisions of this SECTION 3.23, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to SECTION 3.23.

                  (b) Proxy Statement. The Proxy Statement, if any, will not, at the date mailed to Company stockholders and at the time of the meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.24 Opinion of Financial Advisor. The Company has received the opinion of Breckenridge Securities Corp. dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and the copy of such opinion included in the Disclosure Schedule is accurate and complete. The Company has been authorized by Breckenridge Securities Corp. to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule TO, the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Breckenridge Securities Corp. and its counsel.

         Section 3.25 Rights Agreement. The Company has taken all action which may be necessary under the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the Transactions shall not cause (i) the Parent and/or Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Shares Acquisition Date or a Trigger Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer.

         Section 3.26 Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Securities Exchange Act. To the Company's knowledge, neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company and each Company Subsidiary which is required to file reports pursuant to Section 12 or 15(d) of the Securities Exchange Act is in compliance with the provisions of Section 13(b) of the Securities Exchange Act.

         Section 3.27 Brokers or Finders. Neither the Company nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions except for Breckenridge Securities Corp. True and correct copies of all agreements between the Company and Breckenridge Securities Corp., including, without limitation, any fee arrangements, are included in the Disclosure Schedule.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

                  Parent and Purchaser represent and warrant to the Company that:

         Section 4.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole.

         Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Merger and the Transactions have been duly authorized by the Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms.

         Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or Purchaser is a party or by which any of them or any of their respective properties or assets may be bound (including specifically that certain Asset Purchase Agreement, dated as of October 18, 2000, between Parent and Apex Site Management, Inc.), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

         Section 4.4       Information Filed and Supplied.

                  (a) Offer Documents. The information supplied in writing by Parent and Purchaser expressly for inclusion in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents and the Schedule TO will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this SECTION 4.4, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to SECTION 4.4.

                  (b) Proxy Statement. None of the information furnished by Parent or Purchaser expressly for inclusion in the Proxy Statement will, at the date mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

         Section 4.5 Sufficient Funds; Solvency. Parent or Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds sufficient to enable it to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price and to pay all fees and expenses related to, and to consummate, the Transactions. To the extent Purchaser is relying on financing from third parties to consummate the Offer, Purchaser has received binding commitments from such third parties to deliver to Purchaser at the Closing the funds necessary to consummate the purchase of all of the outstanding Shares in accordance with the Offer and to pay the expenses of Purchaser in connection with the transactions contemplated hereby. No such financing or commitments are or will be conditioned upon the pledge, lien, encumbrance, hypothecation, mortgage or other grant of any security interest or right in, or security title or deed to, any asset or property of the Company or its current stockholders, or the deposit of funds by the Company, or subject to any obligation, arrangement or plan under which the Company shall become obligated on such financing or commitment. True and correct copies of such binding commitments have been provided to the Company. Such third parties have the financial wherewithal to provide the funding to which they are committed. Both before and after giving effect to the closing of any such financings, the acceptance and payment of all Shares tendered in the Offer, the Merger, and the consummation of the other transactions contemplated hereunder and the payment and accrual of all transaction costs in connection with the foregoing, Parent, Purchaser, the Company and the Surviving Corporation is and will be Solvent.

         Section 4.6 Share Ownership. None of Parent, Purchaser or any of their respective Affiliates or Associates beneficially owns any Shares, and none of them have any rights to acquire beneficial ownership of any Shares, other than as set forth in this Agreement.

         Section 4.7 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

         Section 4.8 Brokers or Finders. Neither Parent nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions.


         Section 4.9 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Parent or Purchaser, threatened against or involving the Parent or Purchaser, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parent or Purchaser pursuant to this Agreement or in connection with the Transactions; nor to Parent's knowledge is there any valid basis for any such action, proceeding or investigation.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Date, except (i) as expressly contemplated by this Agreement, (ii) as set forth in the Interim Business Plan, or (iii) as agreed in writing by Parent, after the date hereof:

                  (a) the business of the Company and the Company Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and except as otherwise required or prohibited by this SECTION 5.1 or the Interim Business Plan, each of the Company and Company Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be materially unimpaired at the Effective Time, and the Company will comply with its obligations and covenants in the Interim Business Plan;

                  (b)      neither the Company nor any Company Subsidiary shall:
         (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options or Company Warrants outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                  (c) neither the Company nor any of Company Subsidiaries shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or Claims, except in the ordinary course of business and consistent with past practice;

                  (d) neither the Company nor any of Company Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as described in the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of the Company); or (v) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase, sale or lease of assets or real estate);

                  (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

                  (f) except as otherwise specifically provided in this Agreement or as otherwise described in the Disclosure Schedule, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan (including, without limitation any Company health Plan) or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                  (g) except as otherwise specifically contemplated by this Agreement or as otherwise described in the Disclosure Schedule, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement (including, without limitation any Company health Plan) to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan (including, without limitation any Company health Plan), agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                  (h) the Company and the Company Subsidiaries shall use commercially reasonable efforts to prevent any insurance policy naming it or them as a beneficiary or a loss payable payee to lapse or to be cancelled or terminated without notice to Parent, unless comparable substitute insurance is obtained;

                  (i) neither the Company nor any of Company Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

                  (j) neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its Claims or other liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (k) neither the Company nor any of Company Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

                  (l)      neither the Company nor any Company Subsidiary will
         (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any Claim or assessment relating to Taxes or consent to any such claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                  (m) except for this Agreement and the transactions expressly contemplated hereby, take any action or fail to take any action that could limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company and its Subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder;

                  (n) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, other than immaterial changes in a manner consistent with prudent and past business practice;

                  (o) neither the Company nor any of Company Subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in ANNEX A or any of the conditions to the Merger set forth in
         ARTICLE VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

                  (p) neither the Company nor any of Company Subsidiaries will enter into an agreement, contract, binding commitment or binding arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.2 Access; Confidentiality. The Company shall (and shall cause each of Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish or make available promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that in all cases such access shall be conducted in a manner so as to not interfere with the normal operation of the Company's business. Access shall include (i) provision, at no cost or expense to Purchaser, of reasonable office space at the Company's headquarters together with reasonable access to telephones and copiers, and (ii) reasonable access to personnel of the Company. Until the Effective Time, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent and Purchaser will hold any such information which is nonpublic in confidence, and shall cause its officers, employees, accountants, counsel, financing sources and other representatives to hold such information in confidence, in accordance with the provisions of the Confidentiality Agreement. Parent and Purchaser covenant and agree to be bound by the terms and conditions of the Confidentiality Agreement to same extent as Resurgence Communications, LLC.

         Section 5.3       Reasonable Best Efforts.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any disclosure documents reasonably requested by Parent in order to facilitate financing of any of the Transactions and (iii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of the Company Subsidiaries, without Parent's prior written consent.

                  (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other

         Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use commercially reasonable efforts to effect the transfer, amendment or modification of such permits as requested by Parent.

                  (c) If required, the Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

                  (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

         Section 5.4       Employee Benefits.

                  (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms (i) all written employment, severance, consulting and salary continuation agreements between any Person and the Company or any of its Subsidiaries existing, and in their respective forms of agreement, as of December 31, 2001, subject to any written modifications thereto agreed to by any such officers or directors with the Surviving Corporation and done after the Effective Time, and (ii) all written "Separation, Confidentiality and Nonsolicitation Agreements and Covenants Not to Sue" entered into by the Company with those persons identified, and on the terms and conditions set forth, in the "Critical Employee Severance Agreements" section of SCHEDULE 3.18 of the Disclosure Schedule.

                  (b) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation following the Effective Date.

         Section 5.5       No Solicitation of Competing Transaction.

                  (a) From the date hereof until the Effective Time or earlier termination of this Agreement, neither the Company nor any Company Subsidiary or Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Company Subsidiary and each Affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, (i) knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents concerning any Acquisition Proposal, except that nothing contained in this SECTION 5.5 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by SECTION 5.5(B), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement (other than a confidentiality agreement as permitted by the last sentence of this paragraph) with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and hereby represents and warrants to Parent and Purchaser that no such arrangements require the Company to make any payment (whether by way of reimbursement or otherwise) with regard to any such activities. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements that it may enter into (provided that such confidentiality agreement need not contain terms which restrict the ability of the Third Party to make a proposal to the Company Board of Directors) and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board of Directors relating to an Acquisition Proposal which the Board (after consultation with its financial advisor) determines in good faith, represents a Superior Proposal.

         The Company shall promptly (but in no event later than twenty-four (24) hours following receipt) notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with the Company in respect of an Acquisition Proposal, and shall, in any such notice to Parent, and to the extent such disclosure is not a breach of the fiduciary duties of the Board or in violation of any existing contractual obligations of the Company, indicate the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a prompt basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. As of the date hereof, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries, to cease, all discussions, negotiations and communications with all such parties.

                  (b) Except as set forth below in this subsection (b), neither the Company Board of Directors nor any committee thereof shall
         (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as permitted by the last sentence of the first paragraph of
         SECTION 5.5(A)), or (iv) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any Company Stock,
         (B) amend or grant any waiver or release or approve any transaction or redeem Rights under the Rights Agreement (except as provided in SECTION 3.25), or (C) approve any transaction under Section 203 of the DGCL or
         Article X of the Company's Certificate of Incorporation. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board of Directors may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fourth (4th) business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall cause its financial and legal advisors to negotiate with Parent during such four business days to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

                  (c) Nothing in this Section 5.5 shall (i) permit the Company to terminate this Agreement (except as specifically provided in SECTION 7.1 hereof), (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed by the Company that during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement as permitted by the last sentence of the first paragraph of SECTION 5.5(A)) or (iii) affect any other obligation of the Company under this Agreement.

                  (d)      Notwithstanding the foregoing provisions of this
         Section 5.5, if the conditions of subparagraphs (a) and (b) of Section
         5.5 have been satisfied and the Company then has the right to terminate this Agreement pursuant to SECTION 7.1(C)(II), then the Company, in connection with the termination by it of this Agreement pursuant to
         SECTION 7.1(C)(II), may take any of the actions described in SECTION 5.5(B) contemporaneously with the termination of this Agreement pursuant to SECTION 7.1(C)(II) and the payment to Parent of the fee described in SECTION 7.3.

         Section 5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company; such initial press release shall be issued contemporaneously with the execution of this Agreement and shall describe the material terms of this Agreement, including without limitation, the Offer Price, the Shareholders' Agreement and the termination thereof, and the operation of
SECTION 5.5 and ARTICLE VII hereof. Thereafter, until the Appointment Date, or the date the Transactions are terminated or abandoned pursuant to ARTICLE VII, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

         Section 5.7 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties orally and in writing of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.8       Directors' and Officers' Insurance and
Indemnification.

                  (a) After the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law (including with respect to the advancement of expenses). Each Indemnified Person is intended to be a third party beneficiary of this SECTION 5.8 and may specifically enforce its terms. This SECTION 5.8 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or By-Laws.

                  (b) Parent will cause the Surviving Corporation to provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy, or a "tail coverage policy", that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount; provided however, that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this SECTION 5.8(B) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six (6) years from the Effective Time, (ii) covers those Persons who are currently covered and also those who will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

                  (c) The obligations of Parent or the Surviving Corporation under this SECTION 5.8 are subject to the conditions that each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or Parent in defending or settling any action hereunder and that any Indemnified Party shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability by any Indemnified Party, and
         (ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Parent. (d) This SECTION 5.8 shall survive the consummation of the transactions contemplated hereunder, is intended to benefit the Indemnified Parties, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

         Section 5.9 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board of Directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other Transactions, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

         Section 5.10 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

         Section 5.11      [Intentionally omitted]

         Section 5.12 Section 16 Matters. Prior to the Appointment Date, the Company shall take all such steps as may reasonably be required (and, to the extent required, Parent and Purchaser shall reasonably cooperate in the taking of any such actions) to cause any dispositions of Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         Section 5.13 Other Purchases. Parent and Purchaser shall not, and shall cause its Associates and Affiliates to not, purchase any Shares from the period beginning on the date hereof until the Effective Time, regardless of whether such purchases are permitted by Rule 14e-5 promulgated under the Exchange Act, except pursuant to the Offer.

         Section 5.14 Working Capital Calculation. On or before the later of (i) February 10, 2002 and (ii) the day that is three (3) business days before the initial scheduled expiration date of the Offer, the Company will deliver to Parent its calculation of Net Working Capital as of January 31, 2002, together with such reasonable detail as may indicate the manner in which such calculation was made and the extent to which such calculation was done in accordance with the requirements of the definition of "Net Working Capital" hereunder, and the Company shall thereafter make available to the Purchaser or Parent, promptly after a request by Purchaser or Parent, such additional information or other materials as Purchaser or Parent may reasonably request to assist Purchaser or Parent in determining the extent to which such Net Working Capital calculation was made in accordance with the requirements hereof.

                                   ARTICLE VI
                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger;

                  (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; and

                  (c) Purchase of Shares in Offer. Parent, Purchaser or their Affiliates shall have accepted for payment and purchased Shares pursuant to the Offer; provided that Parent and Purchaser may not assert this condition if the failure to accept Shares for payment resulted from a breach of this Agreement by Parent or Purchaser.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.1 Termination. The Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) Subject to SECTION 1.3(C), by the mutual written consent of Parent and the Company;

                  (b)      By either of the Company or Parent:

                           (i) if Purchaser shall not have accepted for payment any Shares pursuant to the Offer by February 28, 2002; provided, however, that the right to terminate this Agreement under this SECTION 7.1(B)(I) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or

                           (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c)      By the Company:

                           (i) if Purchaser shall have failed to commence the Offer on or prior to ten (10) days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this
                  SECTION 7.1(C)(I) if the Company is at such time in material breach of its obligations under this Agreement;

                           (ii) prior to acceptance of Shares pursuant to the Offer, in connection with entering into a definitive agreement as permitted by SECTION 5.5(B) or the Company Board shall have recommended to the Company Stockholders a Superior Proposal or, in either case, the Company has resolved by Company Board action to do so, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by SECTION 7.3(B);

                           (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten (10) days after the giving of written notice by the Company to Parent or Purchaser, as applicable.


                  (d)      By Parent:

                           (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy one or more of the conditions set forth in ANNEX A hereto, Parent or Purchaser shall have failed to commence the Offer on or prior to the tenth (10th) day following the date of the initial public announcement of the Offer;

                           (ii) if, prior to the acceptance of Shares by Purchaser pursuant to the Offer, the Company Board of Directors shall have (x) withdrawn, modified or changed (including by amendment of any Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or the Company Board shall have resolved to do so, (y) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent or Purchaser or shall have resolved to do so, or (z) failed to reaffirm publicly and unconditionally its recommendation to the Company Stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within three
                  (3) business days after Parent's written requests to do so; or

                           (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (c) (vi) or
                  (viii) of ANNEX A hereto.

         Section 7.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and (a) this Agreement and the Transactions shall be thereupon terminated, and (b) there shall be no liability on the part of the Parent or the Company except (A) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions and (B) as set forth in SECTION 5.2 and SECTION 7.3.

         Section 7.3       Termination Fees and Expenses.

                  (a) All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses. Without limitation, the expenses of preparing, duplicating and disseminating the Offer Documents shall be borne by the Purchaser, and the expenses of preparing, duplicating and disseminating the Schedule 14D-9 shall be borne by the Company, irrespective of which party disseminates such materials to the Company's stockholders. It is understood that all fees and other charges of Kilpatrick Stockton LLP are being incurred for the benefit of the Company.

                  (b) Notwithstanding anything to the contrary herein, including, without limitation SECTION 7.3(A) herein, if (i) the Company shall enter into an agreement which accepts or implements a Superior Proposal; (ii) the Company shall terminate or abandon the Transactions pursuant to SECTION 7.1(C)(II); or (iii) Parent shall terminate or abandon the Transactions pursuant to SECTION 7.1(D)(II) (other than for reason of the failure of the condition set forth in paragraph (c)(iv) or (c)(ix) of ANNEX A hereto); then the Company shall pay to Parent an amount equal to the Termination Fee plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses (excluding any contingent fees and expenses of financial advisors or brokers) incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions in an amount not to exceed $600,000. The Termination Fee and Parent's good faith estimate of its expenses shall be paid in same day funds concurrently with the execution of an agreement referred to in subsection (i) above or any termination or abandonment referred to in subsections (ii) or (iii) above, whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expense payment. As promptly as practicable after receipt thereof, Parent shall deliver to the Company copies of all final invoices and bills related to Parent's and Purchaser's actual reasonable out-of-pocket fees and expenses incurred by them in connection with the Offer, the Merger, and this Agreement. If such fees and expenses as documented in reasonable detail exceed the good faith estimate of fees and expenses paid by the Company prior to receipt of such invoices and bills, then the Company shall reimburse Parent for its actual fees and expenses in excess of such estimated expense payment in accordance with its written acknowledgement of such obligation. If such fees and expenses as documented in reasonable detail are less than the estimate of fees and expenses paid by the Company prior to receipt of the final invoices and bills, then Parent shall reimburse the Company for such excess payment. All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) days of the event giving rise to the payment of such amounts. Each of Parent and the Company acknowledges that the agreements contained in this SECTION 7.3 are an integral part of the transactions contemplated herein and that, without said agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this SECTION 7.3, and, in order to obtain such payment, Parent commences an action that results in a judgment against the Company for failure to make such payments, the Company will pay Parent's reasonable expenses (including attorneys' fees and expenses) in connection with such action, together with interest on the amounts due hereunder at the prime rate of Bank of America in effect on the date the payment was due determined by the court rendering such judgment.

                                  ARTICLE VIII
                         DEFINITIONS AND INTERPRETATION

         Section 8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "Acquisition Proposal" shall mean any bona fide, unsolicited written proposal or offer to acquire not less than forty percent (40%) of the combined voting power of shares of Company Stock then outstanding or forty percent (40%) by value of the consolidated assets of the Company and its Subsidiaries (as determined by the Board of Directors of the Company, acting in good faith), whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Agreement" or "this Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits, Annexes and Appendices hereto and the Disclosure Schedule.

                  "Appointment Date" shall mean the time the persons designated by Purchaser have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to SECTION 1.3.

                  "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Balance Sheet" shall mean the balance sheet of the Company and its consolidated subsidiaries as of November 30, 2001.

                  "Balance Sheet Date" shall mean November 30, 2001.

                  "Board Fraction" shall mean a fraction, the numerator of which shall be the number of Shares which Parent and its subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding.

                  "Cash Amount" shall mean an amount of cash calculated in accordance with SECTION 2.4(A).

                  "Certificate" shall mean a certificate which immediately prior to the Effective Time represented Shares which were converted pursuant to
SECTION 2.1 into the right to receive the Merger Consideration.

                  "Change Order" shall mean a writing signed by representatives of both the Company and Purchaser after the date hereof and on or before January 31, 2002 which identifies one or more actions or omissions which the Company wishes to take or refrain from taking or is willing to take at the request of the Purchaser, which action(s) the Company believes will or may result in the creation of additional current liabilities of the Company or a decrease in current assets of the Company, thereby causing a corresponding reduction in the amount of the Net Working Capital of the Company which would otherwise be on hand at January 31, 2002. A Change Order may contain an amount, or two or more specified amounts, which the Company and Purchaser agree, as set forth in such writing, will constitute a reduction by such amount(s) of the required amount of Net Working Capital of the Company as of January 31, 2002 pursuant to ANNEX A hereto. If the Change Order does not contain such an amount or amounts, the "amount" of the Change Order for purposes of calculating the reduction in the required amount of Net Working Capital shall be the actual amount of the additional current liabilities or decrease in current assets resulting from the action or omission covered by the Change Order, calculated using the methodology, if any, agreed to by the parties and specified in such Change Order.

                  "Claim" means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "Closing" shall mean the closing referred to in SECTION 1.6.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company" shall have the meaning set forth in the introduction to this Agreement.

                  "Company Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

                  "Company Board of Directors" shall mean the board of directors of the Company.

                  "Company Intellectual Property" shall mean all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted or as currently proposed to be conducted.

                  "Company Option" shall mean an Option to purchase Shares which has been granted by the Company and which is outstanding at the Effective Time, other than the Company Warrants.

                  "Company SEC Documents" shall mean each form, report, schedule, statement and other document (including all exhibits thereto) required to be filed by the Company since December 3, 1999 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

                  "Company Subsidiary" shall mean each Person which is a Subsidiary of the Company.

                  "Company Warrant" shall mean the warrants referred to in
SECTION 3.3(B)(III).

                  "Company's knowledge" or "best knowledge of the Company" shall mean the knowledge of W. Frank Blount, R. Stanley Allen, William G. Glass, Duane
R. Deason, Alistair Sloan or Dan R. Smith.

                  Confidentiality Agreement" means that certain Nondisclosure Agreement dated as of November 19, 2001 with respect to confidential information entered into by and between the Company and Resurgence Communications, LLC, a representative of Parent.

                  "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware, as now or hereafter amended.

                  "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof.

                  "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal.

                  "Effective Time" shall mean the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

                  "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to
(i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

                  "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

                  "Equity Interests" shall mean (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and
(c) with respect to any other Person, any direct equity ownership or participation in a Person.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall mean the financial statements of the Company included in the Company SEC Documents.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Party" shall mean each present and former officer and director of the Company and the Company Subsidiaries.

                  "Independent Directors" shall mean P. Eric Yopes and John C. Halsted.

                  "Intellectual Property" shall mean all of the following:
Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

                  "Interim Business Plan" shall mean that certain business plan regarding the operations of the Company and its Subsidiaries during the period between the date hereof and the Closing Date attached hereto as SCHEDULE 5.1(A).

                  "Licenses" shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

                  "Lien" shall mean any security interest, lien, mortgage, pledge, hypothecation, encumbrance, claim, easement, restriction, option, assessment, levy, voting trust or agreement, proxy, marital or community property interest or other claim, charge or interest of another Person of any nature whatsoever.

                  "Major Shareholder" shall mean any of Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., Centennial Holdings I, LLC, W. Frank Blount, R. Stanley Allen, Alta Communications VI, L.P. and Nassau Capital Partners III L.P.

                  "Material Adverse Effect" shall mean a circumstance or event which has a material adverse effect on (x) the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company's ability to perform its obligations hereunder or under any other agreement entered into by the Company in connection with the Transactions; provided, that no circumstance or event (i) resulting from a matter disclosed in the Disclosure Schedule, (ii) in the nature of the future prospects of the Company's and its Subsidiaries' business, (iii) in the nature of any change in the trading prices of the Company's capital stock, (iv) resulting from any failure to obtain any approval, consent, assignment, waiver, franchise, license, permit, order, certificate of convenience or public necessity or other authorization from any government or other person with respect to periods after the Appointment Date, (v) substantially caused by the execution and delivery of this Agreement or the announcement of the Transactions, (vi) substantially caused by any act or omission that the Company or any Company Subsidiary is required to take or refrain from taking to comply with any of their respective obligations pursuant to SECTION 5.1 hereof or the Interim Business Plan, (vii) changes in the regulatory regime, affecting the industry in which the Company operates or in the economy in the United States in general, or (viii) as a result of the September 11, 2001 terrorist attacks or their aftermath, shall constitute a Material Adverse Effect.

                  "Materials of Environmental Concern" shall mean toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon or lead or lead-based paints or materials.

                  "Merger" shall mean the merger of Purchaser into the Company referred to in SECTION 1.4.

                  "Merger Consideration" shall mean an amount of cash equal to the Offer Price, which amount shall not include interest, regardless of when paid.

                  "Minimum Condition" shall mean the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which constitutes at least ninety percent (90%) of the Shares outstanding on a Fully Diluted Basis. For purposes hereof, "Fully Diluted Basis" means after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares at an exercise price of $3.50 or less per Share, whether or not exercised or converted at the time of determination.

                  "Offer" shall mean the cash tender offer to be made by Purchaser pursuant to SECTION 1.1 to acquire all of the issued and outstanding shares of common stock, $0.001 par value, of the Company and the associated right to purchase shares of Series Z Preferred Stock, par value $0.001 per share of the Company at the Offer Price.

                  "Offer Documents" shall mean the Offer to Purchase and a form of letter of transmittal, summary advertisement and other ancillary Offer documents filed as exhibits to the Schedule TO, together with any amendments and supplements thereto.

                  "Offer Price" shall mean $3.50 per Share net to the seller in cash, or such increased amount, if any, as Purchaser may offer to pay as contemplated by SECTION 1.1(B).

                  "Offer to Purchase" shall mean the offer to purchase included in the Schedule TO filed with the SEC pursuant to SECTION 1.1(C).

                  "Option" shall mean, with respect to any Person, any option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment of any kind or nature whatsoever, relating to the issued or unissued capital stock of such Person.

                  "Parent" shall have the meaning set forth in the introduction to this Agreement.

                  "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

                  "Paying Agent" shall mean the bank or trust company designated by Parent to act as agent for the holders of the Shares pursuant to SECTION 2.2(A).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Plan" shall mean a plan, program, agreement, arrangement or program required to be included in the Disclosure Schedule pursuant to SECTION 3.12(A).

                  "Purchaser Common Stock" shall mean common stock, par value $0.001 per share, of Purchaser.

                  "Proxy Statement" shall mean the proxy statement to be filed by the Company with the SEC pursuant to SECTION 1.10(A)(II), together with all amendments and supplements thereto and including the exhibits thereto.

                  "Purchaser" shall have the meaning set forth in the introduction to this Agreement.

                  "Rights Agreement" shall mean that certain Shareholder Rights Agreement, dated as of February 9, 2000, by and between the Company and State Street Bank and Trust Company as Rights Agent, as amended, including by that certain amendment dated as of the date hereof.

                  "Schedule TO" shall mean the Schedule TO filed by Purchaser with the SEC pursuant to SECTION 1.1(C), together with all amendments and supplements thereto and including the exhibits thereto.

                  "Schedule 14D-9" shall mean the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC pursuant to
SECTION 1.2(B), together with all amendments and supplements thereto and including the exhibits thereto.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Section 203 Approval" shall mean the action taken by the Company Board of Directors referred to in SECTION 1.2(A) causing Section 203 of the DGCL not to apply to this Agreement or the other Transactions.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Shares" shall mean shares of common stock, par value $0.001, issued by the Company together with the associated right to purchase shares of Series Z Preferred Stock of the Company.

                  "Shareholders' Agreement" shall mean each agreement, dated as of the date hereof, among a Major Shareholder, Parent and Purchaser, pursuant to which each Major Shareholder has agreed, among other things, to tender certain Shares held by such Major Shareholder in the Offer and to grant Parent an option to purchase such Shares and a proxy with respect to the voting of such Shares upon the terms and subject to the conditions set forth therein.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                  "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                  "Superior Proposal" shall mean an Acquisition Proposal which the Company Board of Directors determines in good faith after consultation with the Company's financial advisors (x) that the proposed transaction (together with one or more other proposed transactions otherwise constituting a Superior Proposal) would be more favorable to its shareholders than the Offer and the Merger and the transactions contemplated hereby taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent, and (y) that the person or entity making such Superior Proposal is capable of timely consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

                  "Surviving Corporation" shall mean the successor or surviving corporation in the Merger.

                  "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                  "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Termination Fee" shall mean the sum of $500,000 in U.S. currency.

                  "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

                  "Trade Secrets" shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information.

                  "Transaction Liabilities" shall mean the liabilities of the Company incurred or to be incurred in connection with the Transactions in the respective amounts set forth on the Disclosure Schedule.

                  "Transactions" shall mean the transactions provided for or contemplated by this Agreement and the Shareholders' Agreements, including but not limited to the Offer and the Merger.

                  "Voting Debt" shall mean any bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights).

         Section 8.2       Interpretation.

                  (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Amendment and Modification. Subject to applicable law and SECTION 1.3, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in SECTION 1.3(C)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that (i) after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the amount or changes the form of the Merger Consideration and (ii) after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall be made which by law requires further approval by such stockholders without obtaining such further approval.

         Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
SECTION 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent, to:

                           U.S. Realtel, Inc.
                           One Financial Plaza
                           Suite 1101
                           Fort Lauderdale, FL  33394
                           Attention: Mr. Perry Ruda, CEO, and
                                      Mr. Mark Grant, President
                           Telecopy No.: (954) 462-7698

                           with a copy to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Street, Suite 3100
                           Atlanta, Georgia 30309
                           Attention: Bruce W. Moorhead, Jr., Esq.
                                      John R. Schneider, Esq.
                           Telecopy No.: (404) 685-6960

                  (b)      if to Purchaser, to:

                           Cypress Merger Sub, Inc.
                           1230 Peachtree Street NE
                           Suite 3100
                           Atlanta, GA 30309-3592
                           Attention: Mr. Charles B. McNamee, President, and
                                      Bruce W. Moorhead, Jr., Esq.
                           Telecopy No.: (404) 815-685-6960

                           with a copy to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Street, Suite 3100
                           Atlanta, Georgia 30309
                           Attention: Bruce W. Moorhead, Jr., Esq.
                                      John R. Schneider, Esq.
                           Telecopy No.: (404) 685-6960

                                            and

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Street, Suite 3100
                           Atlanta, Georgia 30309
                           Attention: Bruce W. Moorhead, Jr., Esq.
                                      John R. Schneider, Esq.
                           Telecopy No.: (404) 685-6960

                                            and

                           if to the Company, to:

                           Cypress Communications, Inc.
                           15 Piedmont Center, Suite 100
                           Atlanta, GA 30305
                           Attention: William G. Glass, Esq.
                           Telecopy No.: (404) 442-0196

                           with a copy to:

                           Kilpatrick Stockton LLP
                           1100 Peachtree Street, Suite 2800.
                           Atlanta, Georgia 30309-4530
                           Attention:  W. Stanley Blackburn, Esq.
                           Telecopy No.: (404) 815-6555

         Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Shareholders' Agreement, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in SECTION 2.4 and
SECTION 5.8 are
not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

         Section 9.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.


         Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

         Section 9.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         Section 9.10 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 9.1, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 9.11 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                    U.S. REALTEL, INC.



                                    By: /s/ Perry H. Ruda
                                        ---------------------------------------
                                        Name: Perry H. Ruda
                                        Title: Chief Executive Officer

                                    CYPRESS MERGER SUB, INC.



                                    By: /s/ Charles B. McNamee
                                        ---------------------------------------
                                        Name: Charles B. McNamee
                                        Title: President


                                    CYPRESS COMMUNICATIONS, INC.


                                    By: /s/ W. Frank Blount
                                        ---------------------------------------
                                        Name: W. Frank Blount
                                        Title: Chairman & CEO

                                     ANNEX A

                  Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if

         (a)      [intentionally omitted]

         (b)      the Minimum Condition has not been satisfied, or

         (c) at any time on or after the date of the Agreement and before the time of payment for any such Shares, any of the following events shall occur which in the reasonable good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for
Shares:

                  (i) there shall be pending any suit, action or proceeding by any Governmental Entity (A) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of the Company's businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Company's Subsidiaries, in each case taken as a whole, (B) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Shareholders' Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Shareholders' Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (C) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (D) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (E) which otherwise is reasonably likely to have a Material Adverse Effect; or

                  (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above; or

                  (iii) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of one trading day (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, or (D) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (iv) irrespective of whether the same would be the basis for any action pursuant to clauses (vi) or (vii) below, there shall have occurred after the date hereof any material adverse change in the assets, businesses, operations or prospects of the Company and the Company Subsidiaries, taken as a whole, in an amount that would require the Company in accordance with GAAP consistently applied to record an extraordinary non-recurring charge against earnings in an amount in excess of $2,000,000.00; provided the determination of any such charge shall exclude any changes resulting from (A) any action of the Company taken or omitted to be taken to comply with the Company's obligations pursuant to, or specifically permitted by, SECTION 5.1 or the Interim Business Plan, (B) the termination of any carrier or circuit agreements with telecommunications providers, (C) any revaluation in accordance with GAAP, consistently applied, of noncurrent assets of the Company and its Subsidiaries, or (D) the execution and delivery of this Agreement or the consummation of the Transactions; or

                  (v) the Company Board of Directors or any committee thereof shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (B) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their Affiliates, or (C) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their Affiliates; or

                  (vi) any of the representations and warranties of the Company set forth in this Agreement (A) that are qualified by reference to a "Material Adverse Effect" shall not be true and correct as of the date of this Agreement and such breach of representation or warranty cannot be or is not cured within ten (10) business days after the giving of written notice to the Company or (B) any of the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to a "Material Adverse Effect" shall not be true and correct as of the date of this Agreement in any material respect, and such breach of representation or warranty cannot be or has not been cured within ten (10) business days after the giving of written notice to the Company, unless any of such breaches referred to in this clause
(vi), individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect; or

                  (vii)    [Reserved.]

                  (viii) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement or the Interim Business Plan, which failure cannot be or has not been cured within ten (10) business days after the giving of written notice to the Company, unless such breaches, individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect; or

                  (ix) this Agreement shall have been terminated in accordance with its terms; or

                  (x) Company shall have Net Working Capital as of January 31, 2002 in an amount less than (i) Fourteen Million Dollars ($14,000,000) minus
(ii) the aggregate amount, if any, of any and all Change Orders. "Net Working Capital" means, as of any date, an amount equal to: (a) the Company's consolidated current assets as of such date and calculated in accordance with GAAP, minus (b) the sum of (i) the Company's consolidated current liabilities as of such date calculated in accordance with GAAP plus, without duplication, (ii) the aggregate amount of the unpaid Transaction Liabilities as of such date, treating the unpaid balance of the Transaction Liabilities as of such date, to the extent not otherwise included within the Company's consolidated current liabilities as of such date, as additional consolidated current liabilities of the Company as of such date. As used in this SUBSECTION (X), "calculated in accordance with GAAP" means calculated in accordance with GAAP applied in a manner consistent with the calculation of consolidated current assets and consolidated current liabilities for purposes of the Financial Statements.

         (d) the following conditions have not been satisfied as determined by Parent its sole discretion:

                  (i) Lockup. Affiliates of the Company shall have executed and performed their respective material obligations under the Shareholders' Agreements with Parent with respect to an aggregate amount of Company Shares equal to at least eleven percent (11%) of the total number of Shares issued and outstanding; provided, however, that in the event of nonperformance by any of the Major Shareholders under the Shareholders' Agreement, performance may be tendered by any other Major Shareholder of the Company so long as, in the aggregate, all material obligations of the Major Shareholders (taken as a group and not individually) are satisfied; and

                  (ii) Board of Directors Approval. The Company Board of Directors shall have publicly approved and recommended for approval to the stockholders of the Company, by the unanimous vote of those voting at the meetings where such actions was taken, the Offer and the Transactions.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser, and except as provided in SECTION 1.1(B) of the Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.